Addendum dated June 2, 2025
to Amendment No. 11 dated May 21, 2025 to the

Pricing Supplement dated February 19, 2025

to the Prospectus Supplement dated March 25, 2025

and the Prospectus dated March 25, 2025

Registration Statement No. 333-285508 Filed Pursuant to Rule 424(b)(3)

Issued by Bank of Montreal

MicroSectors™ FANG+™ 3× Leveraged ETNs due February 17, 2045

This addendum supplements the accompanying Amendment No. 11 dated May 21, 2025 (the “Amended Pricing Supplement”) to the Pricing Supplement dated February 19, 2025 to the Prospectus dated March 25, 2025 and the Prospectus Supplement dated March 25, 2025 (collectively, the “ETN Prospectus”). You should read this addendum, together with the ETN Prospectus, which contains the specific terms relating to the MicroSectorsTM FANG+™ 3× Leveraged ETNs due February 17, 2045 (the “ETNs”) that were issued by Bank of Montreal. Capitalized terms used but not defined in this addendum have the meanings set forth in the ETN Prospectus.

The ETNs are currently listed on the NYSE Arca, Inc., under the ticker symbol “FNGB.” Effective on June 24, 2025, at the open of trading (the “ticker symbol change date”), the ticker symbol for the ETNs will change to “FNGU,” and the ETNs will trade on the NYSE Arca, Inc. under that ticker symbol. An Intraday Indicative Value, which is an approximation of the value of the ETNs as described in the ETN Prospectus, is currently published on Bloomberg L.P. (including any successor, “Bloomberg”) under the ticker symbol “FNGBIV.” Effective on the ticker symbol change date, the Intraday Indicative Value will be published on Bloomberg under the ticker symbol “FNGUIV.” No changes are being made to any of the other terms of the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ETNs or passed upon the accuracy or the adequacy of this addendum or the accompanying ETN Prospectus. Any representation to the contrary is a criminal offense.

Investing in the ETNs involves significant risks. See “Risk Factors” beginning on page PS-23 of the accompanying Amended Pricing Supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The ETNs will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

We may use this addendum and the accompanying ETN Prospectus in market-making transactions in the ETNs after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this addendum is being used in a market-making transaction.

BMO CAPITAL MARKETS